Apollo Group, Inc. News Release
APOLLO GROUP, INC. APPOINTS TWO NEW BOARD MEMBERS
     PHOENIX, Ariz. — June 27, 2007 — Apollo Group, Inc. (Nasdaq: APOL) today announced that at the Annual Meeting of the holders of the Company’s Class B common stock on June 21, 2007, Gregory Cappelli and Roy A. Herberger, Jr. were elected to its Board of Directors.
     “Both Roy and Greg bring a wealth of knowledge and experience to Apollo’s Board of Directors, and we are very pleased they will be joining the team,” said Dr. John Sperling, Executive Chairman of Apollo Group. “Roy brings over 30 years of education experience and currently serves as President Emeritus of Thunderbird, School of Global Management. Greg brings significant finance and capital markets expertise having served as a leading research analyst for 13 years. We believe both will be valuable additions to the board and look forward to their contributions and counsel.”
     Dr. Herberger, Jr., age 64, is currently President Emeritus of Thunderbird, School of Global Management. He served as the school’s President from 1989 until 2004. From 1982 until 1989, he served as Dean of the Edwin L. Cox School of Business as Southern Methodist University. He previously served as Associate Dean for Academic Affairs at the Graduate School of Business at the University of Southern California (USC) and Director of International Business Education and Research Program, also at USC. Dr..Herberger, Jr. is currently a director at Pinnacle West Capital Corporation, Eco2 Recycling Products, MedAire and the Mayo Clinic. Dr. Herberger, Jr. holds a bachelor’s degree in Business and a master of arts degree in Communication from the University of Texas, Austin. He also holds a doctoral degree in Business from the University of Colorado, Boulder.
     Mr. Cappelli, 39, was appointed Executive Vice President, Global Strategy and Assistant to the Chairman of Apollo Group on April 2, 2007. Prior to Apollo, he was a Managing Director and Senior Research Analyst at Credit Suisse where he founded the Credit Suisse Global Services Team and served as a research analyst for 10 years. In that capacity, Mr. Cappelli led a team of analysts providing comprehensive coverage for some 100 companies representing a broad cross-section of the services economy. Before joining Credit Suisse, Mr. Cappelli was Vice President and Senior Research Analyst with ABN AMRO. He holds a bachelor’s degree in Economics from Indiana University and a master’s degree in Business Administration from the Brennan School of Business at Dominican University.

     In addition to Dr. Herberger, Jr. and Mr. Cappelli, the current members of the Company’s Board of Directors are: John G. Sperling, Founder and Acting Executive Chairman of Apollo Group; Brian Mueller, President of Apollo Group; Peter V. Sperling, Senior Vice President, Secretary and Treasurer of Apollo Group; Dino DeConcini, Vice President and Senior Associate of international business consulting firm, Project International, Inc.; K. Sue Redman, Senior Vice President and Chief Financial Officer of Texas A&M University; James R. Reis, Executive Vice President of GAINSCO, INC. and Founder and Managing Director of First Western Capital, LLC; and George Zimmer, Founder, CEO and Chairman of Men’s Wearhouse, Inc.
     Apollo Group, Inc. has been an education provider for more than 30 years, operating the University of Phoenix, the Institute for Professional Development, the College for Financial Planning, Western International University and Insight Schools. Apollo Group offers innovative and distinctive educational programs and services from high school through college level at 263 locations in 39 states, Puerto Rico, Alberta, British Columbia, the Netherlands, and Mexico, as well as online, throughout the world.
     For more information about Apollo Group, Inc. and its subsidiaries, call (800) 990-APOL or visit Apollo on the company website at: www.apollogrp.edu.
Investor Relations Contact: Allyson Pooley ~ ICR ~ 310-954-1100 ~ apooley@icrinc.com
Company Contact: Janess Pasinski ~ Apollo Group, Inc. ~ 480-557-1719 ~ janess.pasinski@apollogrp.edu
Press Contact: Ayla Dickey ~ Apollo Group, Inc. ~ 480-557-2952 ~ ayla.dickey@apollogrp.edu